EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 27, 2009, with respect to the fiscal year 2009 consolidated statements of income, shareholders’ equity, and cash flows, and schedule included in the Annual Report of Quality Systems, Inc. on Form 10-K for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Quality Systems, Inc. on (i) Forms S-8 (File No. 333-63131, effective September 10, 1989, File No. 333-67115, effective November 12, 1998 and File No. 333-129752, effective November 16, 2005) and (ii) Forms S-3 (File No. 333-155489, effective December 4, 2008 and File No. 173818, effective April 29, 2011).

/s/ Grant Thornton LLP Irvine, California
May 27, 2011